Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Qubittech, Inc.	Delaware

Qubittech International, Inc.	Delaware

QI Solutions, Inc.	Delaware

QPhoton, LLC	Delaware